Exhibit (a)(1)(K)
Motorola, Inc.
Stock Option Exchange Program
Form of Email to Eligible Employees who have not logged into Program website
Subject: You Have Not Logged In to Motorola’s Stock Option Exchange Website
From: no-reply@motorolaoptionexchange.com
Date:
To:
You have not yet logged in to review the Motorola Stock Option Exchange Program. The Program permits Eligible Employees to voluntarily exchange Eligible Options for fewer Replacement Options with a lower Exercise Price, a new vesting schedule, and new terms and conditions.
The full terms of the Program are described in the Offer to Exchange and all of the related documents, which you can access through the Facts page at https://www.MotorolaOptionExchange.com/facts.
Certain of these documents are filed as exhibits to the Motorola Schedule TO-Tender Offer Statement. You also can access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.
The Exchange Period will end 12 June 2009 at 3:00 p.m. U.S. Central time. However, the Exchange Period could be extended. If an extension occurs, we’ll notify you. You can log in to the Stock Option Exchange website at https://www.MotorolaOptionExchange.com to make, change or withdraw an election before that time.
You should have received two separate email messages with your Login ID and password on 14 May 2009. If you did not receive those email messages, go to https://www.MotorolaOptionExchange.com to request your Login ID and/or password.

Once you’ve logged in to the Stock Option Exchange website for the first time, you’ll be asked to reset your password.
The exchange is voluntary and can be completed in three steps:
1 — Get the Facts
2 — Model the Possibilities
3 — Exchange Your Options
You can make, change or withdraw your election anytime during the Exchange Period. However, please note that once the Exchange Period closes, you cannot change your election. There will be no exceptions. If you do not exchange, you’ll retain your current Eligible Options with their existing Exercise Price, vesting periods, and other terms and conditions.
If you elect to make an exchange, a confirmation will be sent to your email address following the transaction.